Free Writing Prospectus pursuant to Rule 433 dated August 18, 2026

Registration Statement No. 333-284538

Callable Contingent Coupon Underlier-Linked Notes due

OVERVIEW

The notes do not pay a fixed coupon and may pay no coupon on a payment date. The amount that you will be paid on your notes is based on the performances of the S&P 500® Index, the VanEck Gold Miners ETF and the iShares® Silver Trust. The notes will mature on February 22, 2030, unless we redeem them.

The return on your notes is linked, in part, to the performance of the VanEck Gold Miners ETF and not to that of the index on which the VanEck Gold Miners ETF is based.

We may redeem your notes at 100% of their face amount plus any coupon then due on any quarterly coupon payment date on or after the coupon payment date in February 2027 up to the coupon payment date in November 2029.

If we do not redeem your notes, if the closing level of each underlier is greater than or equal to 50% of its initial underlier level on a coupon observation date, you will receive on the applicable coupon payment date a coupon of $37 (3.7% quarterly, or the potential for up to 14.8% per annum) for each $1,000 face amount of your notes. If the closing level of any underlier on a coupon observation date is less than 50% of its initial underlier level, you will not receive a coupon on the applicable coupon payment date.

If we do not redeem your notes, the amount that you will be paid on your notes at maturity, in addition to the final coupon, if any, is based on the performance of the lesser performing underlier (the underlier with the lowest underlier return). The underlier return for each underlier is the percentage increase or decrease in the final underlier level of such underlier on the determination date (the final coupon observation date) from its initial underlier level.

You should read the accompanying preliminary pricing supplement dated August 17, 2026, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
CUSIP/ISIN:	40058LDZ0 / US40058LDZ04
Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Underliers:

the S&P 500® Index (current Bloomberg symbol: “SPX Index”), the VanEck Gold Miners ETF (current Bloomberg symbol: “GDX UP Equity”) and the iShares® Silver Trust (current Bloomberg symbol: “SLV UP Equity”)

Underlying indices:	with respect to the VanEck Gold Miners ETF, the index tracked by such underlier
Trade date:	expected to be August 18, 2026
Settlement date:	expected to be August 21, 2026
Determination date:	the last coupon observation date, expected to be February 19, 2030
Stated maturity date:	expected to be February 22, 2030
Coupon observation dates:	expected to be each date specified as such in the table under “— Coupon payment dates” below
Coupon payment dates:	expected to be each date specified as such in the table below
	Coupon Observation Dates	Coupon Payment Dates
	November 18, 2026	November 23, 2026
	February 18, 2027	February 23, 2027
	May 18, 2027	May 21, 2027
	August 18, 2027	August 23, 2027
	November 18, 2027	November 23, 2027
	February 18, 2028	February 24, 2028
	May 18, 2028	May 23, 2028
	August 18, 2028	August 23, 2028
	November 20, 2028	November 24, 2028
	February 20, 2029	February 23, 2029
	May 18, 2029	May 23, 2029
	August 20, 2029	August 23, 2029
	November 19, 2029	November 23, 2029
	February 19, 2030	February 22, 2030
Payment amount at maturity (for each $1,000 face amount of your notes):
•
if the underlier return of each underlier is greater than or equal to -50% (the final underlier level of each underlier is greater than or equal to 50% of its initial underlier level), $1,000 plus the final coupon of $37; or
•
if the underlier return of any underlier is less than -50% (the final underlier level of any underlier is less than 50% of its initial underlier level), the sum of (i) $1,000 plus (ii) the product of (a) the lesser performing underlier return times (b) $1,000

Company’s redemption right:

the company may redeem this note, at its option, in whole but not in part, on each coupon payment date commencing in February 2027 and ending in November 2029, for an amount in cash for each $1,000 of the outstanding face amount on the redemption date equal to 100% of such $1,000 face amount plus any coupon then due

Initial underlier level:	with respect to an underlier, an intra-day level or the closing level of such underlier on the trade date
Final underlier level:	with respect to an underlier, the closing level of such underlier on the determination date
Underlier return:	with respect to an underlier, the quotient of (i) its final underlier level minus its initial underlier level divided by (ii) its initial underlier level, expressed as a percentage
Lesser performing underlier return:	the underlier return of the lesser performing underlier
Lesser performing underlier:	the underlier with the lowest underlier return
Coupon (for each $1,000 face amount of your notes):
•
if the closing level of each underlier on the related coupon observation date is greater than or equal to its coupon trigger level, $37 (3.7% quarterly, or the potential for up to 14.8% per annum); or
•
if the closing level of any underlier on the related coupon observation date is less than its coupon trigger level, $0

Coupon trigger level:	for each underlier, 50% of its initial underlier level
Estimated value range:	$925 to $955 (which is less than the original issue price; see accompanying preliminary pricing supplement)

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the notes and certain risks.

HYPOTHETICAL COUPON PAYMENTS

The examples below show hypothetical performances of each underlier as well as the hypothetical coupons, if any, that we would pay on each coupon payment date with respect to each $1,000 face amount of the notes if the hypothetical closing level of each underlier on the applicable coupon observation date was the percentage of its initial underlier level shown.

Scenario 1

Hypothetical Coupon Observation Date	Hypothetical Closing Level of the S&P 500® Index (as Percentage of Initial Underlier Level)	Hypothetical Closing Level of the VanEck Gold Miners ETF (as Percentage of Initial Underlier Level)	Hypothetical Closing Level of the iShares® Silver Trust (as Percentage of Initial Underlier Level)	Hypothetical Coupon
First	110%	30%	40%	$0
Second	80%	85%	95%	$37
Third	60%	110%	45%	$0
Fourth	75%	80%	85%	$37
Fifth	55%	45%	105%	$0
Sixth	50%	45%	55%	$0
Seventh	40%	45%	55%	$0
Eighth	45%	55%	60%	$0
Ninth	25%	35%	25%	$0
Tenth	50%	60%	30%	$0
Eleventh	115%	40%	115%	$0
Twelfth – Fourteenth	45%	35%	50%	$0
			Total Hypothetical Coupons	$74

In Scenario 1, the hypothetical closing level of each underlier increases and decreases by varying amounts on each hypothetical coupon observation date. Because the hypothetical closing level of each underlier on the second and fourth hypothetical coupon observation dates is greater than or equal to its coupon trigger level, the total of the hypothetical coupons in Scenario 1 is $74. Because the hypothetical closing level of at least one underlier on all other hypothetical coupon observation dates is less than its coupon trigger level, no further coupons will be paid, including at maturity.

Scenario 2

Hypothetical Coupon Observation Date	Hypothetical Closing Level of the S&P 500® Index (as Percentage of Initial Underlier Level)	Hypothetical Closing Level of the VanEck Gold Miners ETF (as Percentage of Initial Underlier Level)	Hypothetical Closing Level of the iShares® Silver Trust (as Percentage of Initial Underlier Level)	Hypothetical Coupon
First	40%	110%	60%	$0
Second	55%	30%	65%	$0
Third	40%	45%	105%	$0
Fourth	45%	55%	60%	$0
Fifth	50%	40%	65%	$0
Sixth	110%	65%	25%	$0
Seventh	40%	45%	55%	$0
Eighth	45%	55%	60%	$0
Ninth	25%	35%	25%	$0
Tenth	50%	60%	30%	$0
Eleventh	115%	40%	115%	$0
Twelfth – Fourteenth	45%	35%	50%	$0
			Total Hypothetical Coupons	$0

In Scenario 2, the hypothetical closing level of each underlier increases and decreases by varying amounts on each hypothetical coupon observation date. Because in each case the hypothetical closing level of at least one underlier on the related coupon observation date is less than its coupon trigger level, you will not receive a coupon payment on the applicable hypothetical coupon payment date. Since this occurs on every hypothetical coupon observation date, the overall return you earn on your notes will be less than zero. Therefore, the total of the hypothetical coupons in Scenario 2 is $0.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the notes and certain risks.

Scenario 3

Hypothetical Coupon Observation Date	Hypothetical Closing Level of the S&P 500® Index (as Percentage of Initial Underlier Level)	Hypothetical Closing Level of the VanEck Gold Miners ETF (as Percentage of Initial Underlier Level)	Hypothetical Closing Level of the iShares® Silver Trust (as Percentage of Initial Underlier Level)	Hypothetical Coupon
First	45%	35%	40%	$0
Second	120%	115%	120%	$37
			Total Hypothetical Coupons	$37

In Scenario 3, the hypothetical closing level of each underlier is less than its coupon trigger level on the first hypothetical coupon observation date, but increases to a level that is greater than its initial underlier level on the second hypothetical coupon observation date. Further, we also exercise our early redemption right with respect to a redemption on the second coupon payment date (which is also the first hypothetical date with respect to which we could exercise such right). Therefore, on the second coupon payment date (the redemption date), in addition to the hypothetical coupon of $37, you will receive an amount in cash equal to $1,000 for each $1,000 face amount of your notes.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the notes and certain risks.

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 49, general terms supplement no. 17,745 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 49, general terms supplement no. 17,745 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 49, general terms supplement no. 17,745 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary pricing supplement dated August 17, 2026
•
General terms supplement no. 17,745 dated January 20, 2026
•
Underlier supplement no. 49 dated June 24, 2026
•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the notes and certain risks.

RISK FACTORS

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 17,745, accompanying underlier supplement no. 49, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Additional Risk Factors Specific to Your Notes” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 17,745, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 49, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes
▪
The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
You May Lose Your Entire Investment in the Notes
▪
The Return on Your Notes May Change Significantly Despite Only a Small Change in the Level of the Lesser Performing Underlier
▪
You May Not Receive a Coupon on Any Coupon Payment Date
▪
We Are Able to Redeem Your Notes at Our Option
▪
The Coupon Does Not Reflect the Actual Performance of the Underliers from the Trade Date to Any Coupon Observation Date or from Coupon Observation Date to Coupon Observation Date
▪
The Cash Settlement Amount Will Be Based Solely on the Lesser Performing Underlier
▪
The Market Value of Your Notes May Be Influenced By Many Unpredictable Factors
▪
If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected
▪
The Return on Your Notes Will Not Reflect Any Dividends Paid on the ETFs or Any Underlier Stocks
▪
You Have No Shareholder Rights or Rights to Receive Any Shares of the ETFs or Any Underlier Stock
▪
We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

Additional Risks Related to the VanEck Gold Miners ETF

▪
The Policies of the VanEck Gold Miners ETF’s Investment Advisor and the Sponsor of Its Underlying Index Could Affect the Amount Payable on Your Notes and Their Market Value
▪
There Is No Assurance That an Active Trading Market Will Continue for the VanEck Gold Miners ETF or That There Will Be Liquidity in Any Such Trading Market;

Further, the VanEck Gold Miners ETF Is Subject to Management Risks, Securities Lending Risks and Custody Risks

▪
The VanEck Gold Miners ETF and Its Underlying Index Are Different and the Performance of the VanEck Gold Miners ETF May Not Correlate With the Performance of Its Underlying Index
▪
The VanEck Gold Miners ETF Is Concentrated in Gold and Silver Mining Companies and Does Not Provide Diversified Exposure
▪
An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities Markets
▪
Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlier with Underlier Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Notes
▪
Your Investment in the Notes Will Be Subject to Foreign Currency Exchange Rate Risk
▪
Even Though Currencies Trade Around-The-Clock, Your Notes Will Not
▪
The VanEck Gold Miners ETF May Be Disproportionately Affected By the Performance of a Small Number of Stocks
▪
The VanEck Gold Miners ETF Recently Changed The Index It Tracks

Additional Risks Related to the iShares® Silver Trust

▪
The Policies of the iShares® Silver Trust’s Investment Advisor Could Affect the Amount Payable on Your Notes and Their Market Value
▪
There Is No Assurance That an Active Trading Market Will Continue For the iShares® Silver Trust or That There Will Be Liquidity in Any Such Trading Market; Further, the iShares® Silver Trust Is Subject to Custody Risks
▪
The iShares® Silver Trust Is a Concentrated Investment in a Single Commodity and Does Not Provide Diversified Exposure
▪
The Price of the iShares® Silver Trust is Linked to the Price of Silver, Which May Change Unpredictably and Affect the Value of the Notes in Unforeseeable Ways
▪
Investing in Notes Linked to the iShares® Silver Trust Is Not the Same as Investing Directly in Silver
▪
An Investment in the Notes is Subject to Risks

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the notes and certain risks.

Associated with the London Bullion Market

▪
Termination of the iShares® Silver Trust Could Adversely Affect the Value of the Notes
▪
The Correlation Between the Performance of the iShares® Silver Trust and the Price of Silver May Be Imperfect
▪
Legal and Regulatory Changes Could Adversely Affect the Return on and Value of Your Notes
▪
Ongoing Commodities-Related Regulatory Investigations And Private Litigation Could Affect Prices for Commodities, Which Could Adversely Affect Your Notes

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
The Tax Consequences of an Investment in Your Notes Are Uncertain
▪
Your Notes May Be Subject to the Constructive Ownership Rules
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the notes and certain risks.

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 17,745:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪
Past Performance is No Guide to Future Performance
▪
Your Notes May Not Have an Active Trading Market
▪
The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing
▪
With Respect to Notes Linked to Index Stocks or Exchange-Traded Funds, You Have Limited Anti-Dilution Protection
▪
With Respect to Notes Linked to Exchange-Traded Funds, Except to the Extent GS&Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of, the Applicable Exchange-Traded Fund to Which Your Notes Are Linked, There Is No Affiliation Between the Investment Advisor of such Exchange-Traded Fund and Us

Risks Related to Conflicts of Interest

▪
Other Investors in the Notes May Not Have the Same Interests as You

▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes
▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes
▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction
▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

The following risk factors are discussed in greater detail in the accompanying underlier supplement no. 49:

Additional Risks Relating to Securities Linked to Underliers that are Equity Indices

▪
If Your Securities Are Linked to an Equity Index, the Policies of the Applicable Underlier Sponsor and Changes that Affect Such Underlier, or the Constituent Indices or Underlier Stocks Comprising Such Underlier, Could Affect the Amount Payable on Your Securities and Their Market Value

▪
If Your Securities Are Linked to an Equity Index, Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises the Applicable Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Issuers of the Underlier Stocks, There Is No Affiliation Between the Issuers of the Underlier Stocks or Such Underlier Sponsor and Us

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment

▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the notes and certain risks.

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪
The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪ The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holder

For details about the license agreement between each underlier sponsor and the issuer, see “The Underliers – S&P 500® Index” on pages S-130 of the accompanying underlier supplement no. 49.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the notes and certain risks.